Exhibit 99.1

Azenta Announces Agreement to Acquire B Medical Systems

Enhances Azenta’s Leadership Position in Cold Chain Solutions and End-to-End Sample Management

CHELMSFORD, Mass., August 8, 2022 (PRNewswire) – Azenta, Inc. (Nasdaq: AZTA) today announced that it has entered into a definitive agreement to acquire B Medical Systems S.á r.l and its subsidiaries (“B Medical”), a market leader in temperature-controlled storage and transportation solutions that enables the delivery of life-saving treatments across the globe. The cash purchase price to be paid at closing will be approximately €410 million. Additional cash consideration, up to €50 million, may be paid upon achievement of certain future performance milestones. The transaction is expected to close in October 2022.

B Medical is headquartered in Hosingen, Luxembourg and is one of the leading vaccine cold chain providers serving primarily fast-growing emerging markets, which require secure and reliable temperature-controlled storage and transport solutions. The portfolio includes vaccine transport systems with real-time monitoring solutions, medical refrigeration for ambient to -86°C temperatures, and blood management solutions. B Medical has an installed base of more than 500,000 units spanning approximately 150 countries across the globe. The Luxembourg headquarters includes a state-of-the-art, highly automated manufacturing facility.

This acquisition complements Azenta’s cold chain capabilities, adding differentiated solutions for reliable and traceable transport of temperature-sensitive specimens. “We are excited to add B Medical into our growing portfolio of offerings,” said Steve Schwartz, President and CEO of Azenta. “B Medical has done an outstanding job carving out a strong market position in the vaccine cold chain, and we see a breadth of opportunities to drive even further value from the portfolio by leveraging the Azenta platform.”

B Medical CEO, Luc Provost, who has been with the company for over 20 years, and Jesal Doshi, Deputy CEO since 2015, are expected to join Azenta and continue to lead the business. Mr. Provost commented, “We are excited to join the Azenta team as we combine our capabilities and expertise in cold chain solutions to drive the next leg of growth. Together, I look forward to continuing our mission to create technology that helps save lives across the world.”

B Medical generated approximately €109 million in revenue over the past twelve months ending June 30, 2022. Management expects the acquisition to be accretive to non-GAAP earnings in fiscal year 2023 and accretive to GAAP earnings in fiscal year 2024.

In connection with the transaction, Jefferies LLC acted as the exclusive financial advisor and Taylor Wessing acted as legal counsel to Azenta.

Conference Call and Webcast

Azenta will discuss the transaction during its Third Quarter Fiscal 2022 Conference Call and Webcast, scheduled for tomorrow, Tuesday August 9, 2022 at 4:30 Eastern Time. The conference call will be extended to accommodate time for a review of third quarter results, discussion of the pending acquisition and a Q&A session. To participate in the conference call, please dial 800-954-0586 for domestic callers and +1-212-231-2901 for international callers.

Analysts, investors and members of the media can access the live webcast via the Azenta website at https://investors.azenta.com/events. A replay will be available beginning at 8:30 a.m. ET on August 10, 2022.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Azenta’s financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include but are not limited to statements about the expected benefits of the pending acquisition of B Medical and the expected timing and probability of the completion of the acquisition. Factors that could cause results to differ from our expectations include the following: our ability to integrate B Medical’s business, the satisfaction of the closing conditions of the acquisition, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result, we can provide no assurance that our future results will not be materially different from those projected. Azenta expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based. Azenta undertakes no obligation to update the information contained in this press release.

About B Medical Systems

B Medical is a global manufacturer and distributor of cold chain solutions. Based in Hosingen, Luxembourg, the company was founded in 1979, when the World Health Organization (WHO) approached Electrolux to provide a solution to safely store and transport vaccines around the world. The three major business portfolios include Vaccine Cold Chain, Medical Refrigeration, and Blood Management solutions. Notable products include vaccine transport systems (ice-lined and solar direct drive) with remote temperature monitoring devices, laboratory refrigerators, ultra-low freezers, contact-shock freezers, and transport solutions. B Medical Systems’ products are used in approximately 150 countries and have an installed base of more than half a million products across the world. For more information, please visit www.bmedicalsystems.com.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. As of December 1st, the company changed its name and ticker to Azenta, Inc. (Nasdaq: AZTA) from Brooks Automation, Inc, (Nasdaq: BRKS).

Azenta is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

INVESTOR CONTACTS:

Sara Silverman

Head of Investor Relations
978.262.2635
ir@azenta.com

Sherry Dinsmore

978.262.2400

sherry.dinsmore@azenta.com